EXHIBIT 3.1
AMENDMENTS TO
AMENDED AND RESTATED BYLAWS
OF
MGIC INVESTMENT CORPORATION
ADOPTED AS OF MARCH 24, 2020

Section 2.04 of the Amended and Restated Bylaws is amended as shown below:

2.04.     Place of Meeting. (a) The Board of Directors, the Chairman of the Board, the Chief Executive Officer, the President or the Secretary may designate any place, either within or without the State of Wisconsin, as the place of meeting for any Annual Meeting or for any Special Meeting or for any postponement or adjournment thereof, or (b) the Board of Directors, at its sole discretion, may determine that an Annual Meeting or Special Meeting or any postponement or adjournment thereof shall not be held at any place, but shall be held solely by means of remote communication. If no such designation or determination is made, the place of meeting shall be the principal business office of the corporation in the State of Wisconsin. Any meeting may be adjourned to reconvene at any place or by means of remote communication, in either case as designated by vote of the Board of Directors or by the Chairman of the Board, the Chief Executive Officer, the President or the Secretary.

Section 2.05 of the Amended and Restated Bylaws is amended as shown below:

2.05.     Notice of Meeting. Written notice stating the date, time and place, if any, of any Annual Meeting or Special Meeting shall be delivered not less than three days (unless a longer period is required by the Wisconsin Business Corporation Law) nor more than 70 days before the date of such meeting either personally or by mail, by or at the direction of the Chairman of the Board, the Chief Executive Officer, the President or the Secretary, to each shareholder of record entitled to vote at such meeting and to such other shareholders as required by the Wisconsin Business Corporation Law. If the Board of Directors has authorized participation by means of remote communication, the notice of meeting also shall describe the means of remote communication being used. In the event of any Demand Special Meeting, such notice shall be sent not more than 45 days after the Delivery Date. If mailed, notice pursuant to this Section 2.05 shall be deemed to be effective when deposited in the United States mail, addressed to the shareholder at his address as it appears on the stock record books of the corporation, with postage thereon prepaid. Unless otherwise required by the Wisconsin Business Corporation Law or the articles of incorporation of the corporation, a notice of an Annual Meeting need not include a description of the purpose for which the meeting is called. In the case of any Special Meeting, (a) the notice of meeting shall describe any business that the Board of Directors shall have theretofore determined to bring before the meeting and (b) in the case of a Demand Special Meeting, the notice of meeting (i) shall describe any business set forth in the statement of purpose of the demands received by the corporation in accordance with Section 2.03 of these Bylaws and (ii) shall contain all of the information required in the notice received by the corporation in accordance with Section 2.14(b) of these Bylaws. If an Annual Meeting or Special Meeting is adjourned to a different date, time or place or will be held by a new means of remote communication, the corporation shall not be required to give notice of the new date, time, ~~or~~ place or means of remote communication if the new date, time, place or means of remote communication is announced at the meeting before adjournment; provided, however, that if a new Meeting Record Date for an adjourned meeting is or must be fixed, the corporation shall give notice of the adjourned meeting to persons who are shareholders as of the new Meeting Record Date.

Section 2.07 of the Amended and Restated Bylaws is amended as shown below:

2.07.     Voting Records. After a Meeting Record Date has been fixed, the corporation shall prepare a list of the names of all of the shareholders entitled to notice of the meeting. The list shall be arranged by class or series of shares, if any, and show the address of, and number of shares held by, each shareholder. Such list shall be available for inspection by any shareholder, beginning two business days after notice of the meeting is given for which the list was prepared and continuing to the date of the meeting, at the corporation’s principal office, ~~or~~ at a place identified in the meeting notice in the city where the meeting will be held or on a reasonably accessible electronic network if the information required to gain access to the list is provided with the notice of meeting. A shareholder or his agent may, on written demand, inspect and, subject to the limitations imposed by the Wisconsin Business Corporation Law, copy the list, during regular business hours and at his expense, during the period that it is available for inspection pursuant to this Section 2.07. Notwithstanding anything to the contrary in the preceding sentence, if the corporation determines that the list will be made available on an electronic network, the corporation may take reasonable steps to ensure that such information is available only to shareholders. The corporation shall make the shareholders’ list available at the meeting and any shareholder or his agent or attorney may inspect the list at any time during the meeting or any adjournment thereof. If such meeting is held solely by means of remote communication, the list shall be open to the examination of any shareholder during the entire time of such meeting on a reasonably accessible electronic network, and the information required to access the list shall be provided with the notice of meeting. Refusal or failure to prepare or make available the shareholders’ list shall not affect the validity of any action taken at a meeting of shareholders.

Section 2.08 of the Amended and Restated Bylaws is amended as shown below:

2.08.     Quorum and Voting Requirements; Postponements; Adjournments.

(a)     Shares entitled to vote as a separate voting group may take action on a matter at any Annual Meeting or Special Meeting only if a quorum of those shares exists with respect to that matter. If the corporation has only one class of stock outstanding, such class shall constitute a separate voting group for purposes of this Section 2.08. Except as otherwise provided in the articles of incorporation of this corporation or the Wisconsin Business Corporation Law, a majority of the votes entitled to be cast on the matter shall constitute a quorum of the voting group for action on that matter. Once a share is represented for any purpose at any Annual Meeting or Special Meeting, other than for the purpose of objecting to holding the meeting or transacting business at the meeting, it is considered present for purposes of determining whether a quorum exists for the remainder of the meeting and for any adjournment of that meeting, unless a new Meeting Record Date is or must be set for the adjourned meeting. If a quorum exists, except in the case of the election of directors, action on a matter shall be approved if the votes cast within the voting group favoring the action exceed the votes cast opposing the action, unless the articles of incorporation of the corporation or the Wisconsin Business Corporation Law requires a greater number of affirmative votes. Directors shall be elected as provided in the articles of incorporation of the corporation.

(b)     The Board of Directors acting by resolution may postpone and reschedule any previously scheduled Annual Meeting or Special Meeting; provided, however, that a Demand Special Meeting shall not be postponed beyond the 100th day following the Delivery Date. Any Annual Meeting or Special Meeting may be adjourned from time to time, whether or not there is a quorum, (i) at any time, upon a resolution of shareholders if the votes cast in favor of such resolution by the holders of shares of each voting group entitled to vote on any matter theretofore properly brought before the meeting exceed the number of votes cast against such resolution by the holders of shares of each such voting group or (ii) at any time prior to the transaction of any business at such meeting, by the Chairman of the Board, the Chief Executive Officer or the President or pursuant to a resolution of the Board of Directors. No notice of the time, ~~and~~ place, if any, and means of remote communication, if any, of adjourned meetings need be given except as required by the Wisconsin Business Corporation Law. At any adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally notified.

Section 2.13 of the Amended and Restated Bylaws is amended as shown below:

2.13.     Waiver of Notice by Shareholders. A shareholder may waive any notice required by the Wisconsin Business Corporation Law, the articles of incorporation of the corporation or these Bylaws before or after the date and time stated in the notice. The waiver shall be in writing and signed by the shareholder entitled to the notice, contain the same information that would have been required in the notice under applicable provisions of the Wisconsin Business Corporation Law (except that the time and place of meeting need not be stated) and be delivered to the corporation for inclusion in the corporate records. A shareholder’s attendance at any Annual Meeting or Special Meeting, whether physical or remote, in person or by proxy, waives objection to all of the following: (a) lack of notice or defective notice of the meeting, unless the shareholder at the beginning of the meeting or promptly upon arrival objects to holding the meeting or transacting business at the meeting; and (b) consideration of a particular matter at the meeting that is not within the purpose described in the meeting notice, unless the shareholder objects to considering the matter when it is presented.

New Section 2.16 of the Amended and Restated Bylaws is added as shown below:

2.16     Remote Participation. If authorized by the Board of Directors in its sole discretion, and subject to the rest of this Section 2.16 and to any guidelines and procedures adopted by the Board of Directors, shareholders and proxies of shareholders not physically present at a meeting of shareholders may participate in the meeting by means of remote communication. If shareholders or proxies of shareholders participate in a meeting by means of remote communication, the participating shareholders or proxies of shareholders are deemed to be present in person and to vote at the meeting, whether the meeting is held at a designated place or solely by means of remote communication, if the corporation:

(a)     has implemented reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a shareholder or proxy of a shareholder;

(b)     has implemented reasonable measures to provide shareholders and proxies of shareholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the shareholders, including an opportunity to read or hear the proceedings of the meeting concurrently with the proceedings; and

(c)     maintains a record of voting or action by any shareholder or proxy of a shareholder that votes or takes other action at the meeting by means of a remote communication.

Section 3.03 of the Amended and Restated Bylaws is amended as shown below:

3.03.     Regular Meetings. A regular meeting of the Board of Directors shall be held without other notice than this Bylaw immediately after the Annual Meeting. The place of such regular meeting shall be the same as the place, if any, of the Annual Meeting which precedes it, or such other suitable place as may be announced to directors at or before such Annual Meeting. The Board of Directors may provide, by resolution, the date, time and place, either within or without the State of Wisconsin, for the holding of additional regular meetings of the Board of Directors without other notice than such resolution.